Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 333-231557 and No. 333-232778) on Form S-8 and registration statement (No. 333-239560) on Form F-3, of our report dated April 13, 2023, with respect to the consolidated financial statements of HeadHunter Group PLC and the effectiveness of internal control over financial reporting.

/s/ JSC “Kept”

Moscow, Russia
April 13, 2023